Exhibit 3(ii)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                        GEORGE FOREMAN ENTERPRISES, INC.

                            _________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                            _________________________

            George Foreman Enterprises, Inc., a Delaware corporation (the "Corporation"), certifies that, pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

            RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $0.01 per share, which series shall be designated as "Series A Preferred Stock" ("Series A Preferred Stock"), shall consist of two (2) shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows:

      1. Certain Definitions.

            Unless the context otherwise requires, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

            "Affiliate" shall mean, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, has control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of voting securities, by contract or otherwise.

            "Business Day" shall mean a day other than a Saturday or Sunday or a bank holiday in New York, New York.

            "Certificate of Designations" shall mean this Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Preferred Stock of George Foreman Enterprises, Inc.

            "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

            "Director" shall mean a member of the Corporation's Board of Directors.

            "Electing Holder" shall mean each Holder that is either an initial record holder of Series A Preferred Stock or a Permitted Transferee.

            "Holder" shall mean the record holder of any shares of Series A Preferred Stock, including any fractional shares thereof, as shown on the books and records of the Corporation.

            "Junior Stock" shall mean the Common Stock and any other series of common or preferred stock established by the Board of Directors of the Corporation that by its terms is junior to the Series A Preferred Stock, as to either redemption payments or the distribution of assets upon liquidation, dissolution or winding up, or both.

            "Liquidation Preference" shall mean $100 per share of Series A Preferred Stock.

            "Permitted Transferee" shall mean: (a) with respect to any natural person, upon such natural person's death, such natural person's spouse, any lineal ancestor or descendant of such person or spouse, the spouses of such lineal ancestors or descendants, trusts for the benefit of any of the foregoing, a corporation all of the outstanding capital stock of which is at all times solely owned by, a limited liability company all of the members of which are at all times solely, or a partnership all of the partners of which are at all times solely, such natural person and/or any Permitted Transferee and, in the event of the death of such natural person, such natural person's estate; (b) with respect to a trust, such beneficiaries of such trust who are natural persons; and (c) with respect to any Person other than a natural person or a trust, any Affiliate of such Person; provided that, in the case of each of clauses (a), (b) and (c) above, each such transferee will be a "Permitted Transferee" for purposes of this Certificate of Designations only if such transferee shall have executed and delivered to the Corporation an instrument pursuant to which the transferee will have agreed to be bound by all of the terms of this Certificate of Designations applicable to the transferor.

            "Person" shall mean an individual, trust, estate, partnership, joint venture, association, company, corporation or other entity.

            "Senior Stock" shall mean any series of preferred stock established by the Board of Directors of the Corporation that by its terms is senior to the Series A Preferred Stock, as to either redemption payments or the distribution of assets upon liquidation, dissolution or winding up, or both.

      2. Dividends.

            The Holders shall be not entitled to receive dividends with respect to their shares of Series A Preferred Stock.

      3. Distributions Upon Liquidation, Dissolution or Winding Up.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, after required payments and distributions are made to the holders of Senior Stock and before any payment or distribution shall be made to the holders of Junior Stock, the Holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash, or in property valued at its fair market value as determined by the Board of Directors of the Corporation, the Liquidation Preference per share. Except as provided in this Section 3(a), Holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation available for payments or distributions to the Holders of Series A Preferred Stock shall be insufficient to permit the payment in full of the Liquidation Preference per share, then such assets of the Corporation shall be ratably distributed among the Holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

      4. Conversion.

            The Series A Preferred Stock shall not be convertible into shares of Common Stock or any other series or class of capital stock of the Corporation.

      5. Voting Rights.

         (a) The Holders shall not be entitled to any voting rights with respect to the Series A Preferred Stock except as hereinafter provided in this Section 5 or as otherwise required by applicable law.

         (b) The affirmative consent of the Holders that own more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock (voting as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting duly called for the purpose, shall be necessary for authorizing, effecting or validating:

             (i) any amendment, alteration or repeal of any of the provisions of this Certificate of Designations; or

             (ii) any decision, or the entering into of any agreement, commitment or arrangement, to effect the foregoing.

         (c) The Electing Holders, voting separately as a class, shall be entitled to elect two (2) Directors, of a total of six (6) Directors constituting the entire Board of Directors of the Corporation, for so long as shares of the Series A Preferred Stock are outstanding and held by the Holders or Permitted Transferees; provided that each individual entitled to be elected as a Director by the Electing Holders shall be reasonably acceptable to the Corporation and if any such individual is not reasonably acceptable to the Corporation, the Electing Holders shall select another individual who is reasonably acceptable to the Corporation.

         (d) If a Director so elected by the Electing Holders shall cease to serve as a Director for any reason before his or her term expires, the Electing Holders may, by written consent or at a special meeting of the Electing Holders called as provided above, elect a successor to hold office for the unexpired term of the Director whose place shall be vacant.

      6. Transferability.

         (a) A Holder may not transfer shares of Series A Preferred Stock, whether voluntarily or involuntarily, by operation of law or otherwise, except to a Permitted Transferee.

         (b) Any transfer or attempted transfer of Series A Preferred Stock other than to a Permitted Transferee shall be void and ineffective and shall not be recognized by the Corporation for any purpose, and the Corporation shall not be obligated to treat the transferee as a holder of the shares of the Series A Preferred Stock subject to such purported transfer and shall not record such purported transfer on its books, and the transferee shall have no rights as a holder of Series A Preferred Stock under this Certificate of Designations or otherwise. If a Holder purports to transfer shares of Series A Preferred Stock in violation of this Section 6, such Holder thereby forfeits such Holder's voting rights as a holder of Series A Preferred Stock provided by Section 5 with respect to the number of shares of Series A Preferred Stock purported to be transferred until such time, if any, as such Holder shall have fully rescinded such purported transfer and rendered null and void any and all effects or purported effects thereof.

      7. Ranking.

            With regard to rights to receive distributions upon liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank (x) junior to any Senior Stock and (y) senior to the Common Stock and any other Junior Stock, whether now existing or issued by the Corporation after the date of this Certificate of Designations.

      8. Exclusion of Other Rights.

            Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations.

      9. Headings of Subdivisions.

            The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      10. Severability of Provisions.

            If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

      11. Record Holders.

            The Corporation and the transfer agent, if any, for the Series A Preferred Stock may deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any transfer agent shall be affected by any notice to the contrary.

      12. Notice.

            Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three (3) Business Days after the mailing of such notice if sent by registered mail with postage prepaid, addressed: if to the Corporation, to its offices at 100 N. Wilkes-Barre Boulevard, 4th Floor, Wilkes-Barre, Pennsylvania 18702, Attention: Chief Executive Officer; or, if to any Holder of Series A Preferred Stock, to such Holder at the address of such Holder of Series A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given to the other.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Efrem Gerszberg, its President, this 15th day of August, 2005.


                                    GEORGE FOREMAN ENTERPRISES, INC.


                                    By:
                                       --------------------------------
                                       Name:  Efrem Gerszberg
                                       Title: President